Exhibit 23.4

CONSENT OF VMG HEALTH

We refer to the fairness opinion, dated February 9, 2012, (the “Fairness Opinion”), that we have rendered to the Board of Directors (the “USMD Board”) of USMD, Inc. (“USMD”), the Board of Directors (the “UANT Board”) of Urology Associates of North Texas, L.L.P. (“UANT”), and the Executive Committee (the “Executive Committee”) of UANT Ventures, L.L.P. (“Ventures”) (the USMD Board, the UANT Board and the Executive Committee are collectively referred to as the “Parties”) as to the fairness, from a financial point of view, of the relative allocation to existing holders of common stock of USMD and to Ventures, of the consideration to be paid pursuant to the Contribution and Purchase Agreement dated as of August 19, 2010, as amended. We understand that the Parties have determined to include the Fairness Opinion as an appendix to the Proxy Statement/Prospectus forming part of the Registration Statement on Form S-4 of USMD Holdings, Inc. in the form filed with the Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to the inclusion of the Fairness Opinion as an appendix, and to the references to our firm and the Fairness Opinion in the Registration Statement.

Very truly yours,

/s/ Value Management Group, LLC

Value Management Group, LLC